Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

April 19, 2011

Thermon Group Holdings, Inc.

100 Thermon Drive

San Marcos, Texas 78666

Re:                               Thermon Group Holdings, Inc.
Registration Statement on Form S-1 (Registration No. 333-172007)

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-1 (File No. 333-172007) (as amended, the “Registration Statement”) filed by Thermon Group Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the registration of 11,500,000 shares of common stock, par value $0.001 per share (the “Shares”), of the Company.  Of the 11,500,000 Shares, up to 5,425,098 authorized but unissued Shares (including an aggregate of 1,425,098 Shares which may be sold by the Company to the underwriters pursuant to the exercise of the underwriters’ option (the “Over-allotment Option”) to purchase additional Shares to cover over-allotments under the Underwriting Agreement (as defined below)) may be offered, issued and sold by the Company pursuant to the Registration Statement (the “Primary Shares”), and up to 6,074,902 Shares (the “Secondary Shares”) may be offered and sold by the selling stockholders (the “Selling Stockholders”) named in the Registration Statement (including an aggregate of 74,902 Shares which may be sold by the Selling Stockholders pursuant to the exercise of the Over-allotment Option).  The Shares are to be sold by the Company and the Selling Stockholders pursuant to an underwriting agreement among the Company, the Selling Stockholders and the Underwriters named therein, the form of which has been filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”).

This opinion letter is being delivered in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5) of Regulation S-K, each under the Securities Act.

In rendering the opinions expressed below, we have acted as counsel for the Company and have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Amended and Restated Certificate of

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

Incorporation of the Company adopted by the Board of Directors and stockholders of the Company, as amended by the Certificate of Amendment dated March 31, 2011, filed as Exhibits 3.1 and 3.3 to the Registration Statement, respectively, (iii) the form of the Second Amended and Restated Certificate of Incorporation of the Company adopted by the Board of Directors and stockholders of the Company and to be filed with the Secretary of State of the State of Delaware prior to the closing of the sale of the Shares contemplated by the Registration Statement and the Underwriting Agreement, filed as Exhibit 3.4 to the Registration Statement, (iv) the form of the Amended and Restated Bylaws of the Company adopted by the Board of Directors of the Company to become effective prior to the closing of the sale of the Shares contemplated by the Registration Statement and the Underwriting Agreement, filed as Exhibit 3.5 to the Registration Statement, (v) the preliminary prospectus contained within the Registration Statement, (vi) the form of the Underwriting Agreement and (vii) such other corporate documents and records of the Company, certificates of public officials and representatives of the Company, and other documents and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have deemed necessary or appropriate as a basis for the opinions set forth herein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

Based upon the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.  The Company has been duly incorporated and is a corporation validly existing and in good standing under the laws of the State of Delaware.

2.  The Primary Shares to be issued and sold by the Company have been duly authorized and, when the Primary Shares are issued and sold as contemplated in the Registration Statement, and upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

3.  The Secondary Shares have been duly authorized and are validly issued, fully paid and non-assessable.

This opinion letter is limited to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).  We express no opinion as to matters relating to securities or blue sky laws of any jurisdiction or any rules or regulations thereunder.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and further consent to the reference to this Firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Sidley Austin LLP